Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: October 30, 2014, 6:00 a.m. EDT	Contact:	Mark Rittenbaum
503-684-7000

Greenbrier Reports Record Results for Fourth Quarter and Fiscal Year;

Backlog Grows to Record 31,500 units

~ Posts Q4 EPS of $1.03, before gain on contribution to GBW ~

~ Grows backlog by 5,100 units in quarter; receives orders for an additional 11,400 units after quarter end ~

~ Issues 2015 earnings guidance of $4.25 to $4.55 per share ~

~ Sets new goals of at least 20% aggregate gross margin and 25% ROIC by second half of fiscal 2016 ~

Lake Oswego, Oregon, October 30, 2014 – The Greenbrier Companies, Inc. (NYSE: GBX) today reported financial results for its fourth fiscal quarter and full year ended August 31, 2014.

Fourth Quarter Highlights

•	Net earnings for the quarter were $33.7 million, or $1.03 per diluted share, excluding a non-cash gain of $13.6 million (net of tax) on contribution of our repair operations to GBW, on record revenue of $618.1 million.

•	Net earnings attributable to Greenbrier for the quarter, which includes the gain on contribution to GBW, were $47.4 million, or $1.43 per diluted share.

•	Record adjusted EBITDA for the quarter was $80.8 million, or 13.1% of revenue.

•	Record railcar backlog as of August 31, 2014 was 31,500 units with an estimated value of $3.33 billion (average unit sale price of $106,000), compared to 26,400 units with an estimated value of $2.75 billion (average unit sale price of $104,000) as of May 31, 2014.

•	Orders for 10,400 new railcars valued at $1.06 billion received during the quarter. After quarter end, Greenbrier received orders for an additional 11,400 units valued at nearly $1 billion.

•	New railcar deliveries totaled 4,800 units for the quarter, compared to 4,300 units for the quarter ended May 31, 2014.

•	Marine backlog as of August 31, 2014 totaled approximately $112 million.

•	Formed GBW Railcar Services, LLC (GBW), a 50/50 joint venture with Watco Companies, LLC (Watco) focused on retrofitting, refurbishing and repairing railcars through a network of 38 shops across North America, including 14 sites certified for tank car retrofitting and repair. Greenbrier accounts for its interest in GBW under the equity method of accounting.

•	Board declares a quarterly dividend of $0.15 per share payable on December 3, 2014 to shareholders of record as of November 12, 2014.

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 2

•	To date, repurchased 1,017,562 shares of common stock completing the $50 million share repurchase program announced October 31, 2013.

•	New $50 million share repurchase program authorized.

Fiscal Year 2014 Highlights

•	Record net earnings, excluding gain on contribution to GBW and restructuring charges, were $99.3 million, or $3.07 per diluted share, on revenue of $2.2 billion.

•	Adjusted EBITDA was a record $253.8 million or 11.5% of revenue.

•	Achieved ROIC of 16.9% excluding gain on contribution to GBW and restructuring charges.

•	New railcar deliveries totaled 16,200 units.

•	Orders totaled 34,300 units valued at $3.42 billion across a broad range of railcar types.

•	Cash generated from operating activities was $136 million.

Strategic Initiatives

•	Fourth quarter aggregate gross margin reached 17.2%, compared to 16.3% in the third quarter, surpassing our stated goal of a minimum 13.5% by the fourth quarter of fiscal 2014.

•	Manufacturing gross margin reached a record 17.9% in the fourth quarter, driven by product mix, pricing, production efficiencies, and leasing strategy.

•	Successfully met $100 million capital efficiency goal, driven by asset-light leasing model. Net debt has decreased nearly $149 million since February 2013 when goal was set.

•	New goals set of at least 20% aggregate gross margin and 25% ROIC by the second half of fiscal 2016.

William A. Furman, Chairman and CEO, said, “We leveraged our integrated business model to achieve our best annual performance yet and are well positioned to continue to grow in 2015 and beyond. We are obtaining the highest level of new orders in Greenbrier’s history. They are broad-based across many railcar types including tank cars, grain and sand covered hoppers, automotive, intermodal, boxcars, gondolas, and plastic pellet cars, among others. We also achieved record production levels and deliveries, all while improving operating efficiencies and enhancing our footprint in our manufacturing facilities. Our leasing business continues to grow and has been completely transformed into an asset-light model, as we syndicate increased volumes of leased railcars to multiple investors who have access to low-cost capital and who value Greenbrier’s products and services. Our owned lease fleet has contracted by $85 million and railcars under our management have increased by 13,000 units since we announced this strategic initiative in April 2013. Our combined actions produced manufacturing gross margins in the fourth quarter of 17.9%, a nearly six percentage point increase from last year. With a diverse backlog of 31,500 units, of which less than 40% are tank cars, we have good visibility stretching into our fiscal 2016.”

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 3

“We have refocused our Wheels, Refurbishment & Parts segment. Our 22 railcar repair shops and Watco’s 16 shops have been moved into GBW, where the scale of a 38-shop network and operational excellence will yield long-lasting competitive advantages. Demand for shop capacity and, in particular, tank car shop capacity to address the need for safe rail transport solutions is robust. The GBW network includes 14 shops specializing in tank car repair. Our wheels and parts business at a combined 13 locations is well positioned to produce growth, as the aftermarket for railcar wheels, parts and related services rises along with an expanding North American railcar fleet.”

“Looking ahead, we will continue our balanced approach to capital allocation among (i) investments needed to drive efficiency and margin improvement through our organization, (ii) growth capital; and, (iii) returning capital to shareholders through dividends and share repurchases. We will accelerate capital investments in 2015, which will drive operational efficiencies and complete previously announced capacity projects at our facilities in Mexico. These projects include the transitioning from one leased facility in Sahagun, Mexico to an owned facility in Tlaxcala, Mexico, a doubling of our tank car capacity with the flexibility to also build other railcar types on these lines and enhance vertical integration.”

“We continue to pioneer efforts to improve safety in the rail industry with our Tank Car of the Future design and investments in capacity at GBW to retrofit older legacy tank cars. Last month we filed comments with the U.S. Department of Transportation (USDOT), which we expect will issue a final rule on tank car standards by year end. We are confident that Washington will recognize Greenbrier’s Tank Car of the Future, as described in the USDOT’s proposed rule, as the best design for safer transportation of crude, ethanol and other flammables in North America and that GBW is well positioned to retrofit older legacy tank cars at an accelerated pace. Swift and appropriate action will help reinforce America’s longstanding priority to protect the public and preserve the natural environment, while taking care not to impede the economic prosperity associated with the energy renaissance in North America.”

“I am proud of our employees, our shared achievements together and our successful completion of the strategic initiatives we announced 18 months ago. I’m confident in the balanced and integrated approach our leaders are taking in each segment of our business in 2015, and that this approach will enhance shareholder value over the long term,” continued Furman.

Business Outlook

Furman concluded, “We ended August with over $505 million of liquidity from cash balances and available borrowings on revolving credit facilities. With a strong backlog, good industry fundamentals and positive outlook, we are investing in capital projects with high returns where we will quickly recoup

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 4

our investments. We are also pursuing growth opportunities in areas core to our business that will diversify our revenue base throughout the cycle. The future looks bright for Greenbrier. We remain committed to operational excellence in each of our businesses and enhancing the long-term trajectory of key metrics, such as gross margins, EBITDA and ROIC.”

Based on current business trends and industry forecasts in fiscal 2015, Greenbrier believes:

•	Deliveries in FY15 will exceed 20,000 units

•	Revenue will exceed $2.5 billion, which excludes revenue from GBW as it is accounted for under the equity method of accounting

•	Diluted EPS will be in the range of $4.25 to $4.55

Similar to previous years, financial results in the second half of the year are expected to be stronger than the first half. Also, while gross margins are expected to increase overall, management does not believe its track will be linear.

In addition, the Company has established two new financial goals:

•	Aggregate gross margin of at least 20% by the second half of fiscal 2016

•	ROIC of at least 25% by the second half of fiscal 2016

Financial Summary

	Q4 FY14		Q3 FY14		Sequential Comparison – Main Drivers
Revenue	$618.1	M	$593.3	M	Up 4.2% primarily due to increased deliveries
Gross margin	17.2%		16.3%		Up 90 bps due to higher deliveries, favorable product mix and increased marine production
SG&A	$36.2	M	$34.8	M	Driven by employee-related costs associated with increased levels of activity
Gain on disposition of equipment	$0.4	M	$5.6	M	Timing of sales fluctuates and is opportunistic, typically ranging from $1.0M to $5.0M per quarter
Special items	($29.0	M)	$0.1	M	Q4 non-cash gain resulted from contribution to GBW, Q3 restructuring charges related to the Wheel, Repair & Parts segment
Adjusted EBITDA (1)	$80.8	M	$78.0	M	Up 3.6% driven by increased deliveries and operating efficiencies
Effective tax rate	37.7%		26.3%		Higher rate driven by high rate on gain on contribution to GBW. Excluding the tax on gain, the rate was 30.6%.
Net earnings (1)	$33.7	M	$33.6	M	Higher gross margin offset by lower gain on disposition of equipment
Diluted EPS (1)	$1.03		$1.03

(1)	Excluding non-cash gain on contribution to GBW in Q4 and restructuring charges in Q3.

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 5

Segment Summary

	Q4 FY14		Q3 FY14		Sequential Comparison – Main Drivers
Manufacturing
Revenue	$492.1	M	$425.6	M	Up 15.6% primarily due to increase in deliveries
Gross margin	17.9%		17.3%		Increased due to improved efficiencies and product mix including more marine production
Operating margin (1)	14.8%		14.4%
Deliveries	4,800		4,300
Wheels, Repair & Parts
Revenue	$105.0	M	$140.7	M	Down 25.4% primarily attributable to contribution of repair operation to the GBW joint venture
Gross margin	6.5%		7.7%		Down 120 bps due to operating inefficiencies
Operating margin (1)	30.3%		3.9%		Increase due to gain on contribution to GBW; excluding gain margin was 2.7%
Leasing & Services
Revenue	$21.0	M	$27.0	M	Q3 benefited from syndication of third party produced railcars
Gross margin	53.7%		45.1%		Up 86 bps due to performance of the owned lease fleet
Operating margin (1) (2)	38.9%		53.9%		Down 15% due to lower gains on disposition of equipment
Lease fleet utilization	98.2%		97.9%

(1)	See supplemental segment information on page 13 for additional information.
(2)	Includes Gains on disposition of equipment, which is excluded from gross margin.

Conference Call

Greenbrier will host a teleconference to discuss its fourth quarter 2014 results. In conjunction with this news release, Greenbrier has posted a supplemental earnings presentation to our website. Teleconference details are as follows:

•	October 30, 2014

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a webcast replay will be available for 30 days. Telephone replay will be available through November 15, 2014, at 1-402-280-9971.

About Greenbrier Companies

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. We build new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 38 locations across North America, including 14 tank car repair and maintenance facilities certified by the

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 6

Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,500 railcars, and performs management services for approximately 238,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Net earnings excluding gain on contribution to GBW and restructuring charges, Adjusted EBITDA, and Diluted earnings per share excluding gain on contribution to GBW and restructuring charges are not financial measures under generally accepted accounting principles (GAAP). We define Net earnings excluding gain on contribution to GBW and restructuring charges as Net earnings before gain on contribution to GBW (after-tax) and restructuring charges (after-tax). We define Adjusted EBITDA as Net earnings attributable to Greenbrier before interest and foreign exchange, income tax expense, restructuring charges, gain on contribution to GBW and

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 7

depreciation and amortization. We define Diluted earnings per share excluding gain on contribution to GBW and restructuring charges as Net earnings excluding gain on contribution to GBW and restructuring charges before interest and debt issuance costs (net of tax) on convertible notes divided by Weighted average diluted common shares outstanding. Net earnings excluding gain on contribution to GBW and restructuring charges, Adjusted EBITDA, and Diluted earnings per share excluding gain on contribution to GBW and restructuring charges are performance measurement tools used by Greenbrier. You should not consider Net earnings excluding gain on contribution to GBW and restructuring charges, Adjusted EBITDA, and Diluted earnings per share excluding gain on contribution to GBW and restructuring charges in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA and Diluted earnings per share excluding gain on contribution to GBW and restructuring charges are not measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA and Diluted earnings per share excluding gain on contribution to GBW and restructuring charges measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 8

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	August 31, 2014	May 31, 2014	February 28, 2014	November 30, 2013	August 31, 2013
Assets
Cash and cash equivalents	$184,916	$198,492	$143,929	$81,226	$97,435
Restricted cash	20,140	9,468	8,964	8,975	8,807
Accounts receivable, net	199,679	181,850	148,810	174,745	154,848
Inventories	305,656	337,197	306,394	328,235	316,783
Leased railcars for syndication	125,850	96,332	84,657	61,282	68,480
Equipment on operating leases, net	258,848	274,863	282,328	293,291	305,468
Property, plant and equipment, net	243,698	215,942	204,804	201,353	201,533
Investment in unconsolidated affiliates	69,359	12,129	11,753	11,985	10,739
Goodwill	43,265	57,416	57,416	57,416	57,416
Intangibles and other assets, net	65,757	66,883	65,420	64,070	68,232

	$1,517,168	$1,450,572	$1,314,475	$1,282,578	$1,289,741

Liabilities and Equity
Revolving notes	$13,081	$18,082	$26,738	$38,805	$48,209
Accounts payable and accrued liabilities	383,289	356,541	319,611	293,041	315,938
Deferred income taxes	81,383	79,526	84,848	86,501	86,040
Deferred revenue	20,603	21,153	14,272	8,706	8,838
Notes payable	445,091	447,068	371,427	372,666	373,889

Total equity - Greenbrier	511,390	476,145	456,569	447,599	428,202
Noncontrolling interest	62,331	52,057	41,010	35,260	28,625

Total equity	573,721	528,202	497,579	482,859	456,827

	$1,517,168	$1,450,572	$1,314,475	$1,282,578	$1,289,741

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 9

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years ending August 31,
	2014	2013	2012
Revenue
Manufacturing	$1,624,916	$1,215,734	$1,253,964
Wheels, Repair & Parts	495,627	469,222	481,865
Leasing & Services	83,419	71,462	71,887

	2,203,962	1,756,418	1,807,716
Cost of revenue
Manufacturing	1,374,008	1,082,889	1,122,384
Wheels, Repair & Parts	463,938	431,501	433,541
Leasing & Services	43,796	35,655	37,371

	1,881,742	1,550,045	1,593,296

Margin	322,220	206,373	214,420

Selling and administrative	125,270	103,175	104,596
Net gain on disposition of equipment	(15,039)	(18,072)	(8,964)
Gain on contribution to joint venture	(29,006)	—	—
Goodwill impairment	—	76,900	—
Restructuring charges	1,475	2,719	—

Earnings from operations	239,520	41,651	118,788

Other costs
Interest and foreign exchange	18,695	22,158	24,809

Earnings before income tax and earnings (loss) from unconsolidated affiliates	220,825	19,493	93,979
Income tax expense	(72,401)	(25,060)	(32,393)

Earnings (loss) before earnings (loss) from unconsolidated affiliates	148,424	(5,567)	61,586
Earnings (loss) from unconsolidated affiliates	1,355	186	(416)

Net earnings (loss)	149,779	(5,381)	61,170
Net earnings attributable to noncontrolling interest	(37,860)	(5,667)	(2,462)

Net earnings (loss) attributable to Greenbrier	$111,919	$(11,048)	$58,708

Basic earnings (loss) per common share:	$3.97	$(0.41)	$2.21

Diluted earnings (loss) per common share:	$3.44	$(0.41)	$1.91

Weighted average common shares:
Basic	28,164	26,678	26,572
Diluted	34,209	26,678	33,718

Dividends declared per common share	$0.15	$—	$—

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 10

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended August 31,
	2014	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$149,779	$(5,381)	$61,170
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income taxes	(4,687)	(9,662)	11,617
Depreciation and amortization	40,422	41,447	42,371
Net gain on disposition of equipment	(15,039)	(18,072)	(8,964)
Accretion of debt discount	—	2,455	3,259
Stock based compensation expense	11,285	6,302	8,757
Gain on contribution to joint venture	(29,006)	—	—
Goodwill impairment	—	76,900	—
Other	3,350	(1,055)	4,905
Decrease (increase) in assets:
Accounts receivable, net	(23,749)	(7,323)	37,763
Inventories	9,675	19,045	3,709
Leased railcars for syndication	(57,779)	22,881	(76,071)
Other	(4,069)	969	—
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	63,362	(15,429)	16,236
Deferred revenue	11,713	(8,485)	11,304

Net cash provided by operating activities	135,907	104,592	116,056

Cash flows from investing activities:
Proceeds from sales of assets	54,235	75,338	33,560
Capital expenditures	(70,227)	(60,827)	(117,885)
Increase in restricted cash	(333)	(2,530)	(4,164)
Investment in and advances to unconsolidated affiliates	(13,753)	(2,240)	(506)
Other	—	(3,582)	48

Net cash provided by (used in) investing activities	(30,078)	6,159	(88,947)

Cash flows from financing activities:
Net changes in revolving notes with maturities of 90 days or less	—	(16,396)	(57,302)
Proceeds from revolving notes with maturities longer than 90 days	37,819	38,177	63,773
Repayments of revolving notes with maturities longer than 90 days	(72,947)	(34,966)	(33,934)
Proceeds from issuance of notes payable	200,000	2,186	2,750
Debt issuance costs	(382)	—	—
Increase in restricted cash	(11,000)	—
Repayments of notes payable	(128,797)	(58,831)	(7,070)
Repurchase of stock	(33,583)	—	—
Dividends	(4,123)	—	—
Cash distribution to joint venture partner	(5,076)	—	—
Investment by joint venture partner	419	3,206	1,362
Excess tax benefit from restricted stock awards	109	900	1,627
Other	—	(8)	—

Net cash used in financing activities	(17,561)	(65,732)	(28,794)

Effect of exchange rate changes	(787)	(1,155)	5,034
Increase in cash and cash equivalents	87,481	43,864	3,349
Cash and cash equivalents
Beginning of period	97,435	53,571	50,222

End of period	$184,916	$97,435	$53,571

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 11

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2014 are as follows:

	First	Second	Third	Fourth	Total
Revenue
Manufacturing	$359,473	$347,755	$425,583	$492,105	$1,624,916
Wheels, Repair & Parts	113,401	136,540	140,663	105,023	495,627
Leasing & Services	17,481	17,921	27,039	20,978	83,419

	490,355	502,216	593,285	618,106	2,203,962
Cost of revenue
Manufacturing	311,440	306,572	351,829	404,167	1,374,008
Wheels, Repair & Parts	107,975	127,940	129,825	98,198	463,938
Leasing & Services	9,381	9,853	14,856	9,9706	43,796

	428,796	444,365	496,510	512,071	1,881,742

Margin	61,559	57,851	96,775	106,035	322,220

Selling and administrative expense	26,109	28,125	34,800	36,236	125,270
Net gain on disposition of equipment	(3,651)	(5,416)	(5,619)	(353)	(15,039)
Restructuring charges	879	540	56	—	1,475
Gain on contribution to joint venture	—	—	—	(29,006)	(29,006)

Earnings from operations	38,222	34,602	67,538	99,158	239,520

Other costs
Interest and foreign exchange	4,744	4,099	5,437	4,415	18,695

Earnings before income tax and earnings (loss) from unconsolidated affiliates	33,478	30,503	62,101	94,743	220,825

Income tax expense	(10,522)	(9,883)	(16,303)	(35,693)	(72,401)

Earnings before earnings (loss) from unconsolidated affiliates	22,956	20,620	45,798	59,050	148,424
Earnings (loss) from unconsolidated affiliates	41	(67)	298	1,083	1,355

Net earnings	22,997	20,553	46,096	60,133	149,779
Net earnings attributable to noncontrolling interest	(7,609)	(4,966)	(12,508)	(12,777)	(37,860)

Net earnings attributable to Greenbrier	$15,388	$15,587	$33,588	$47,356	$111,919

Basic earnings per common share (1)	$0.54	$0.55	$1.20	$1.69	$3.97
Diluted earnings per common share (1)	$0.49	$0.50	$1.03	$1.43	$3.44

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Diluted earnings per common share includes the dilutive effect of the 2026 Convertible Notes using the treasury stock method and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 12

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2013 are as follows:

	First	Second	Third	Fourth	Total
Revenue
Manufacturing	$285,368	$294,047	$284,591	$351,728	$1,215,734
Wheels, Repair & Parts	112,100	111,952	131,167	114,003	469,222
Leasing & Services	17,906	17,167	17,905	18,484	71,462

	415,374	423,166	433,663	484,215	1,756,418
Cost of revenue
Manufacturing	258,492	262,650	253,360	308,387	1,082,889
Wheels, Repair & Parts	101,476	103,134	120,476	106,415	431,501
Leasing & Services	7,627	9,107	9,808	9,113	35,655

	367,595	374,891	383,644	423,915	1,550,045

Margin	47,779	48,275	50,019	60,300	206,373

Selling and administrative	26,100	24,942	25,322	26,811	103,175
Net gain on disposition of equipment	(1,408)	(3,076)	(5,131)	(8,457)	(18,072)
Goodwill impairment	—	—	76,900	—	76,900
Restructuring charges	—	—	—	2,719	2,719

Earnings (loss) from operations	23,087	26,409	(47,072)	39,227	41,651

Other costs
Interest and foreign exchange	5,900	6,322	5,905	4,031	22,158

Earnings (loss) before income tax and earnings (loss) from unconsolidated affiliates	17,187	20,087	(52,977)	35,196	19,493

Income tax expense	(4,586)	(5,590)	(2,729)	(12,155)	(25,060)

Earnings (loss) from unconsolidated affiliates	(40)	(105)	82	249	186

Net earnings (loss)	12,561	14,392	(55,624)	23,290	(5,381)
Net earnings attributable to noncontrolling interest	(2,134)	(553)	(406)	(2,574)	(5,667)

Net earnings (loss) attributable to Greenbrier	$10,427	$13,839	$(56,030)	$20,716	$(11,048)

Basic earnings (loss) per common share: (1)	$0.38	$0.51	$(2.10)	$0.74	$(0.41)
Diluted earnings (loss) per common share: (1)	$0.35	$0.45	$(2.10)	$0.64	$(0.41)

(1)	Quarterly amounts do not total to the annual amount as each period is calculated discretely. For the first, second and fourth quarters, diluted earnings per common share includes the outstanding warrants using the treasury stock method and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 13

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, unaudited)

Segment Information

Three months ended August 31, 2014:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$492,105	$790	$492,895	$73,013	$61	$73,074
Wheels, Repair & Parts	105,023	4,090	109,113	31,873	(104)	31,769
Leasing & Services	20,978	8,350	29,328	8,167	8,350	16,517
Eliminations	—	(13,230)	(13,230)	—	(8,307)	(8,307)
Corporate	—	—	—	(13,895)	—	(13,895)

	$618,106	$—	$618,106	$99,158	$—	$99,158

Three months ended May 31, 2014:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$425,583	$—	$425,583	$61,116	$—	$61,116
Wheels, Repair & Parts	140,663	3,783	144,446	5,524	473	5,997
Leasing & Services	27,039	9,334	36,373	14,582	9,334	23,916
Eliminations	—	(13,117)	(13,117)	—	(9,807)	(9,807)
Corporate	—	—	—	(13,684)	—	(13,684)

	$593,285	$—	$593,285	$67,538	$—	$67,538

	Total assets
	August 31, 2014	May 31, 2014
Manufacturing	$521,711	$500,434
Wheels, Repair & Parts	298,009	316,416
Leasing & Services	436,075	425,751
Unallocated	(261,373)	207,971

	$1,517,168	$1,450,572

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 14

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, excluding backlog and delivery units, unaudited)

Reconciliation of Net earnings to Adjusted EBITDA (1)

	Three Months Ended
	August 31, 2014	May 31, 2014
Net earnings	$60,133	$46,096
Interest and foreign exchange	4,415	5,437
Income tax expense	35,693	16,303
Depreciation and amortization	9,598	10,071
Restructuring charges	—	56
Gain on contribution to GBW	(29,006)	—

Adjusted EBITDA	$80,833	$77,963

(1)	Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as Net earnings before interest and foreign exchange, income tax expense, restructuring charges, gain on contribution to GBW, depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

	Three Months Ended August 31, 2014	Year Ended August 31, 2014
Backlog Activity (units)
Beginning backlog	26,400	14,400
Orders received	10,400	34,300
Production held as Leased railcars for syndication	(1,600)	(4,100)
Production sold directly to third parties	(3,700)	(13,100)

Ending backlog	31,500	31,500

Delivery Information (units)
Production sold directly to third parties	3,700	13,100
Sales of Leased railcars for syndication	1,100	3,100

Total deliveries	4,800	16,200

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Greenbrier Reports Record Results for Fourth Quarter…(Cont.)	Page 15

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Reconciliation of common shares outstanding and diluted earnings per share

The shares used in the computation of the Company’s basic and diluted earnings per common share and Diluted earnings per share excluding gain on contribution to GBW and restructuring charges are reconciled as follows:

	Three Months Ended
	August 31, 2014	May 31, 2014
Weighted average basic common shares outstanding (1)	27,988	27,956
Dilutive effect of convertible notes (2)	6,049	6,045

Weighted average diluted common shares outstanding	34,037	34,001

(1)	Restricted stock grants and restricted stock units, including some grants subject to certain performance criteria, are included in weighted average basic common shares outstanding when the Company is in a net earnings position.
(2)	The dilutive effect of the 2018 Convertible notes are included in the Weighted average diluted common shares outstanding as they were considered dilutive under the “if converted” method as further discussed below. The dilutive effect of the 2026 Convertible notes are included in the Weighted average diluted common shares outstanding as the average stock price during the period exceeded the conversion price of $48.05; however, the dilutive impact was inconsequential for the three months ended May 31, 2014.

Diluted earnings per share was calculated using the more dilutive of two approaches. The first approach includes the dilutive effect of outstanding warrants and shares underlying the 2026 Convertible notes in the share count using the treasury stock method. The second approach supplements the first by including the “if converted” effect of the 2018 Convertible notes issued in March 2011. Under the “if converted method” debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the shares underlying the convertible notes.

Reconciliation of Net earnings attributable to Greenbrier to Net earnings excluding gain on contribution to GBW and restructuring charges

	Three Months Ended
	August 31, 2014	May 31, 2014
Net earnings attributable to Greenbrier	$47,356	$33,588
Restructuring charges (after-tax)	—	41
Gain on contribution to GBW (after-tax)	(13,633)	—

Net earnings excluding gain on contribution to GBW and restructuring charges	33,723	33,629
Add back:
Interest and debt issuance costs on the 2018 Convertible notes, net of tax	1,416	1,416

Earnings before interest and debt issuance costs on convertible notes	$35,139	$35,060

Weighted average diluted common shares outstanding	34,037	34,001

Diluted earnings per share excluding gain on contribution to GBW and restructuring charges	$1.03	$1.03

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